Exhibit 99.1

Press Release
For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS SECOND QUARTER FISCAL 2022 NET INCOME OF $4.1 MILLION AND DECLARES QUARTERLY CASH DIVIDEND

PMT, Canvys and Healthcare Revenues Grow Versus Second Quarter FY21

Second Quarter Highlights

•	Net sales of $54.0 million were up 27.3% from last year’s second quarter.
•	Sales increased for PMG, Canvys, Healthcare and Semiconductor Wafer Fabrication Equipment products in the second quarter of fiscal 2022 versus the second quarter of fiscal 2021.
•	Backlog increased to $146.9 million in the second quarter versus $126.5 million at the end of the first quarter.
•	Gross margin was 32.7% of net sales for the second quarter of fiscal 2022 versus 33.8% of net sales in the prior year’s second quarter primarily due to product mix and higher global freight costs.
•

Operating expenses decreased $0.4 million to $13.1 million compared to the prior year’s second quarter. This decrease was due to lower legal fees, partially offset by increased employee compensation expense, including higher incentive expense due to the substantially improved performance.

•	Operating income was $4.5 million for the second quarter of fiscal 2022 compared to an operating income of $0.9 million in the second quarter of fiscal 2021.
•	Earnings per common share (diluted) were $0.30 for the second quarter of fiscal 2022 compared to $0.05 per common share (diluted) in the second quarter of fiscal 2021.
•	Cash and investments increased to $39.7 million as of November 27, 2021 versus $36.4 million on August 28, 2021.

LaFox, IL, JANUARY 5, 2022: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its second quarter ended November 27, 2021. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“Our strong second quarter financial and operating performance is encouraging, as we produced our sixth consecutive quarter of increased revenues and our highest quarterly operating profit in 11 years,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “Our second quarter results reflect the success of our multiple growth strategies as well as strong performance of new products, including our new ULTRA3000.  In addition, we are experiencing favorable demand trends across many of our global markets.  I am also pleased by the significant improvement in profitability, which we believe demonstrates the power of our compelling financial model.  With continued growth in our backlog, we remain confident that fiscal year 2022 will be a strong year of sales growth and improved profitability.”

Second Quarter Results

Net sales for the second quarter of fiscal 2022 increased 27.3% to $54.0 million compared to net sales of $42.4 million in the prior year’s second quarter due to higher net sales across all three business units. PMT sales increased $8.8 million or 26.7% from last year’s second quarter. Demand within PMT was driven by strong growth from our Power and Microwave new technology partners for various Power and Microwave applications including Power Management and 5G infrastructure, as well as increasing shipments of the ULTRA3000. In addition, sales for certain Electron Tube product lines increased from the second quarter of fiscal 2021. Canvys sales increased by $2.4 million or 36.5% due to strong customer demand in North America and Europe. Richardson Healthcare sales increased $0.3 million or 10.9% primarily due to a significant increase in demand for the ALTA750TM Tubes.

Gross margin was 32.7% of net sales during the second quarter of fiscal 2022 compared to 33.8% of net sales during the second quarter of fiscal 2021. PMT margin decreased to 33.5% from 34.2% due to a higher mix of lower margin PMG sales. Canvys margin as a percent of net sales decreased to 31.8% from 35.5% because of higher global freight costs. Healthcare gross margin was 24.5% in the second quarter of fiscal 2022 compared to 25.6% in the prior year’s second quarter primarily due to increased component scrap expense.

Operating expenses were $13.1 million compared to $13.5 million in the second quarter of fiscal 2021. The decrease in operating expenses resulted from lower legal fees, partially offset by higher employee compensation expenses.

The Company reported operating income of $4.5 million for the second quarter of fiscal 2022 compared to an operating income of $0.9 million in the prior year’s second quarter. Other income for the second quarter of fiscal 2022, including interest income and foreign exchange, was $0.2 million, compared to other expense of $0.1 million in the second quarter of fiscal 2021.

The income tax provision of $0.6 million for the second quarter of fiscal 2022 reflected a provision for foreign income taxes and the offset of a U.S. tax provision against the valuation allowance. In addition, state income taxes for Illinois increased due to the suspension of net operating loss carryforwards (“NOLs”) until the end of fiscal 2023. Net income for the second quarter of fiscal 2022 was $4.1 million compared to a net income of $0.7 million in the second quarter of fiscal 2021. Earnings per common share (diluted) were $0.30 in the second quarter of fiscal 2022 compared to $0.05 per common share (diluted) in the second quarter of fiscal 2021.

Cash and investments at the end of the second quarter of fiscal 2022 were $39.7 million compared to $36.4 million at the end of the first quarter of fiscal 2022 and $46.0 million at the end of the second quarter of fiscal 2021. The Company spent $0.8 million during the quarter on capital expenditures primarily related to its Healthcare and manufacturing businesses as well as its IT System, versus $0.6 million during the second quarter of fiscal 2021.

FINANCIAL SUMMARY – SIX MONTHS ENDED NOVEMBER 27, 2021

•

Net sales for the first six months of fiscal 2022 were $107.7 million, an increase of 32.6%, compared to net sales of $81.2 million during the first six months of fiscal 2021. Sales increased by $21.6 million or 34.1% for PMT, $4.2 million or 31.1% for Canvys and $0.7 million or 15.3% for Richardson Healthcare.

•	Gross profit increased to $34.0 million during the first six months of fiscal 2022, compared to $26.7 million during the first six months of fiscal 2021. As a percentage of net sales, gross margin decreased to 31.5% of net sales during the first six months of fiscal 2022, compared to 32.9% of net sales during the first six months of fiscal 2021, primarily because of an unfavorable product mix in PMT and higher global freight costs in Canvys, partially offset by improved manufacturing efficiencies for Healthcare.

•

Operating expenses increased to $26.6 million for the first six months of fiscal 2022, compared to $26.5 million for the first six months of fiscal 2021. The increase in operating expenses resulted from higher employee compensation and travel expenses, partially offset by lower legal expenses.

•	Operating income during the first six months of fiscal 2022 was $7.3 million, compared to an operating income of $0.2 million during the first six months of fiscal 2021.
•

Other income for the first six months of fiscal 2022, including interest income and foreign exchange, was $0.1 million, as compared to other expense of $0.5 million in the first six months of fiscal 2021.

•

The income tax provision of $0.7 million during the first six months of fiscal 2022 reflected a provision for foreign income taxes and the offset of a U.S. tax provision against the valuation allowance. In addition, state income taxes for Illinois increased due to the suspension of NOLs until the end of fiscal 2023.

•

Net income for the first six months of fiscal 2022 was $6.8 million, versus a net loss of $0.5 million during the first six months of fiscal 2021. Earnings per common share (diluted) were $0.50 for the first six months of fiscal 2022 compared to a net loss of $0.04 per common share (diluted) for the first six months of fiscal 2021.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on February 23, 2022, to common stockholders of record as of February 4, 2022.

CONFERENCE CALL INFORMATION

On Thursday, January 6, 2022, at 9:00 a.m. CST, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s second quarter fiscal year 2022 results.  A question and answer session will be included as part of the call’s agenda.

Participant Instructions

To listen to the call, please dial (USA/CANADA) (866) 784-8065 or (International) (602) 563-8684 and enter Conference ID: 2592902 approximately five minutes before the start of the call.  A replay of the call will be available beginning at 1:00 p.m. CST on January 6, 2022, for seven days. The telephone number for the replay is (855) 859-2056; Conference ID: 2592902.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 2, 2021, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high value flat panel detector solutions, replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics, Ltd. common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	November 27, 2021	May 29, 2021
Assets
Current assets:
Cash and cash equivalents	$39,665	$43,316
Accounts receivable, less allowance of $259 and $202, respectively	27,489	25,096
Inventories, net	70,741	63,508
Prepaid expenses and other assets	3,380	2,385
Total current assets	141,275	134,305
Non-current assets:
Property, plant and equipment, net	17,091	17,067
Intangible assets, net	2,139	2,270
Lease ROU asset	3,841	2,570
Non-current deferred income taxes	503	541
Total non-current assets	23,574	22,448
Total assets	$164,849	$156,753
Liabilities
Current liabilities:
Accounts payable	$18,871	$16,979
Accrued liabilities	15,411	14,182
Lease liability current	1,252	1,066
Total current liabilities	35,534	32,227
Non-current liabilities:
Non-current deferred income tax liabilities	235	242
Lease liability non-current	2,388	1,358
Other non-current liabilities	1,279	1,366
Total non-current liabilities	3,902	2,966
Total liabilities	39,436	35,193
Stockholders’ equity
Common stock, $0.05 par value; issued and outstanding 11,338 shares on November 27, 2021 and 11,160 shares on May 29, 2021	567	558
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,097 shares on November 27, 2021 and May 29, 2021	105	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	63,794	62,707
Retained earnings	58,476	53,297
Accumulated other comprehensive income	2,471	4,893
Total stockholders’ equity	125,413	121,560
Total liabilities and stockholders’ equity	$164,849	$156,753

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 27, 2021	November 28, 2020	November 27, 2021	November 28, 2020
Net sales	$53,979	$42,418	$107,683	$81,230
Cost of sales	36,322	28,075	73,729	54,528
Gross profit	17,657	14,343	33,954	26,702
Selling, general and administrative expenses	13,135	13,491	26,604	26,467
Loss on disposal of assets	2	—	2	—
Operating income	4,520	852	7,348	235
Other expense (income):
Investment/interest income	(8)	(15)	(25)	(33)
Foreign exchange (gain) loss	(150)	143	(123)	585
Other, net	6	(18)	22	(36)
Total other (income) expense	(152)	110	(126)	516
Income (loss) before income taxes	4,672	742	7,474	(281)
Income tax provision	550	53	717	177
Net income (loss)	4,122	689	6,757	(458)
Foreign currency translation (loss) gain, net of tax	(1,420)	477	(2,422)	2,613
Comprehensive income	$2,702	$1,166	$4,335	$2,155

Net income (loss) per share:
Common shares - Basic	$0.31	$0.05	$0.52	$(0.04)
Class B common shares - Basic	0.28	0.05	0.46	(0.03)
Common shares - Diluted	0.30	0.05	0.50	(0.04)
Class B common shares - Diluted	0.27	0.05	0.45	(0.03)

Weighted average number of shares:
Common shares – Basic	11,270	11,111	11,232	11,090
Class B common shares – Basic	2,097	2,097	2,097	2,097
Common shares – Diluted	11,697	11,128	11,568	11,090
Class B common shares – Diluted	2,097	2,097	2,097	2,097

Dividends per share:
Common share	$0.060	$0.060	$0.120	$0.120
Class B common share	0.054	0.054	0.108	0.108

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Six Months Ended
	November 27, 2021	November 28, 2020	November 27, 2021	November 28, 2020
Operating activities:
Net income (loss)	$4,122	$689	$6,757	$(458)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	859	873	1,688	1,746
Inventory provisions	57	215	140	452
Share-based compensation expense	153	178	372	379
Loss on disposal of assets	2	—	2	—
Deferred income taxes	(23)	(55)	12	(53)
Change in assets and liabilities:
Accounts receivable	1,862	687	(3,146)	(167)
Inventories	(4,225)	613	(9,182)	(1,008)
Prepaid expenses and other assets	(994)	(381)	(1,056)	(272)
Accounts payable	1,695	211	2,302	(2,523)
Accrued liabilities	1,032	1,633	1,512	3,412
Other	91	(236)	357	(438)
Net cash provided by (used in) operating activities	4,631	4,427	(242)	1,070
Investing activities:
Capital expenditures	(770)	(562)	(1,607)	(1,280)
Proceeds from maturity of investments	—	—	—	16,000
Purchases of investments	—	—	—	(9,000)
Net cash (used in) provided by investing activities	(770)	(562)	(1,607)	5,720
Financing activities:
Proceeds from issuance of common stock	672	—	724	—
Cash dividends paid	(792)	(780)	(1,578)	(1,560)
Payment of financing lease principal	(46)	(46)	(91)	(91)
Net cash used in financing activities	(166)	(826)	(945)	(1,651)
Effect of exchange rate changes on cash and cash equivalents	(448)	489	(857)	1,349
Increase (decrease) in cash and cash equivalents	3,247	3,528	(3,651)	6,488
Cash and cash equivalents at beginning of period	36,418	33,495	43,316	30,535
Cash and cash equivalents at end of period	$39,665	$37,023	$39,665	$37,023

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the Second Quarter and First Six Months of Fiscal 2022 and 2021

($ in thousands)

By Strategic Business Unit:

Net Sales
	Q2 FY 2022		Q2 FY 2021	% Change
PMT	$41,737		$32,929	26.7%
Canvys	9,150		6,701	36.5%
Healthcare	3,092		2,788	10.9%
Total	$53,979		$42,418	27.3%

	YTD FY 2022		YTD FY 2021	% Change
PMT	$84,746		$63,181	34.1%
Canvys	17,591		13,413	31.1%
Healthcare	5,346		4,636	15.3%
Total	$107,683		$81,230	32.6%

Gross Profit
	Q2 FY 2022	% of Net Sales	Q2 FY 2021	% of Net Sales
PMT	$13,986	33.5%	$11,251	34.2%
Canvys	2,912	31.8%	2,379	35.5%
Healthcare	759	24.5%	713	25.6%
Total	$17,657	32.7%	$14,343	33.8%

	YTD FY 2022	% of Net Sales	YTD FY 2021	% of Net Sales
PMT	$26,917	31.8%	$21,222	33.6%
Canvys	5,730	32.6%	4,663	34.8%
Healthcare	1,307	24.4%	817	17.6%
Total	$33,954	31.5%	$26,702	32.9%